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                                                                     EXHIBIT 3.5

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            ADVANTAGE COMPANIES, INC.


         This Restated Certificate of Incorporation of Advantage Companies, Inc. (the "Corporation") restates and amends the Corporation's original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 11, 1994, and this Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware (the "DGCL").

         FIRST: The name of the Corporation is Advantage Companies, Inc.

         SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL as presently in effect or as it may hereafter be amended.

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of common stock of $.01 par value.

         FIFTH: The business and affairs of the Corporation shall be managed by the board of directors, and the directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation so provide.

         SIXTH: In furtherance and not in limitation of the powers conferred by the DGCL, the board of directors of the Corporation is expressly authorized and empowered to adopt, alter, amend or repeal the bylaws of the Corporation in any manner not inconsistent with the DGCL.

         SEVENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the DGCL as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to directors and officers of the Corporation when so requested.

         EIGHTH: To the fullest extent permitted by the DGCL as presently in effect or as it may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in


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number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers of the Corporation are subject to this reserved power.

         ELEVENTH: No stockholders of the Corporation shall have any preemptive right to purchase or subscribe to any shares of the Corporation's common stock hereafter issued or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

         IN WITNESS WHEREOF, the Corporation, as authorized and directed by its Board of Directors, has caused this Restated Certificate of Incorporation to be executed by Daniel J. Taylor, its Chief Executive Officer, this 2nd day of January, 1996.



                                             -----------------------------------
                                             Daniel J. Taylor
                                             Chief Executive Officer

STATE OF _________________   )
                             )    ss
COUNTY OF ________________   )

         On this 2nd day of January, 1996, before me, ___________________________________, a Notary Public in and for the County and
State aforesaid, personally appeared Daniel J. Taylor, known to me to be the person who executed the within Restated Certificate of Incorporation, and acknowledged to me that he executed the same for the purposes therein stated.


                                             -----------------------------------
                                             Notary Public
[NOTARIAL SEAL]



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